Exhibit 99.1

IMCO BOARD NAMES RICHARD L. KERR AS INTERIM PRESIDENT AND

CEO TO REPLACE DON V. INGRAM

John E. Balkcom Named Chairman

Irving, Texas, April 14, 2004 – IMCO Recycling Inc. (NYSE: IMR) announced today that Richard L. Kerr, Executive Vice President and President, Aluminum Operations, age 61, has been appointed by the company’s Board of Directors to serve as interim President and Chief Executive Officer. Mr. Kerr replaces Don V. Ingram, age 68, who has left the company. Additionally, Board member John E. Balkcom, age 56, was named Chairman of the Board.

The company also announced that the Board has established a search committee and will engage an executive search firm to identify qualified candidates to fill the position of CEO.

Additionally, the company reaffirmed its projection that the results of the First Quarter 2004 will exceed the results of the first quarter of the previous year, as previously stated on February 2, 2004.

Mr. Kerr said, “I am looking forward to serving as IMCO’s interim President and CEO. I am committed to continuing to provide our customers with superior customer service and products of the highest quality.”

Mr. Balkcom thanked Mr. Kerr for taking this leadership position: “Richard Kerr’s experience and proven track record make him the ideal person to lead IMCO during this transition period.”

Mr. Kerr has been an employee of the company since 1984 and served as President and Chief Operating Officer from 1987 to 2000. He was previously employed for 15 years by Alcoa Inc. where he held key operating management positions at production facilities and corporate headquarters. A graduate of the University of Tennessee, he served as an officer in the U.S. Air Force and attained the rank of Captain. Mr. Kerr served as chairman of The Aluminum Association from 1999 to 2001.

Mr. Balkcom was appointed to the company’s Board in December 2003. Mr. Balkcom was president of St. John’s College from 2000 to 2003 after serving in early 2000 as adjunct professor of economics at the University of Chicago’s Graduate School of Business. Earlier in his career, Mr. Balkcom was principal of Sibson & Company, Chicago, a human capital consulting firm where he was an advisor to chief executive officers and boards of directors of both publicly owned and nonprofit organizations. Mr.

Balkcom received an A.B. degree cum laude from Princeton University and also earned an M.B.A. degree from the University of Chicago’s Graduate School of Business and an M.A. degree from St. John’s College.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding estimated first quarter 2004 net earnings. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the report on Form 10-K for the fiscal year ended December 31, 2003, particularly the sections entitled “Risk Factors” contained therein.

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